EXHIBIT 99.1

SUMMARY OF ZONES, INC EXECUTIVE VICE PRESIDENT INCENTIVE PROGRAM

The bonus program of Zones, Inc. (the “Company”) rewards achievement for financial and individual performance.

Under the bonus program, the executive vice president of sales and the executive vice president of operations have an assigned target bonus level expressed as a percent of fiscal year end annual salary.  These executive vice presidents may earn a bonus up to 250% of their annual salary if they exceed targeted gross profit and operating income, including the accrual for incentive programs.  Two components comprise the fundamental design of the bonus program:

•       Financial Performance of the Company.  Participating executive officers are eligible to receive quarterly bonuses based on the Company’s quarterly gross profit and operating income.

•       Individual Performance.  Participating executive officers may receive bonuses at the discretion of the Board based on individual performance.

The Board retained the right to change its bonus programs at any time.  The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer.  No rights to any awards exist unless and until the Board authorizes payment of such award under the bonus program.